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                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 Harbor Park Drive
                         Port Washington, New York 11050


November 3, 1998

Mr. John Ciufo
20750 Vincent Drive
Brookfield, WI 53045

Dear John:

This letter will confirm our offer to you for the position of Vice President for National Medical Health Card Systems, Inc. at a starting annual salary of $130,000. This salary reflects an increase of $5,000 from our previous offer. In this position you will be eligible for your first monetary performance review one year from your date of hire.


In addition, you will be entitled to participate in all our company benefits plans as previously explained. Further details on these benefits will be provided as you begin employment with us or sooner if you so require.

In addition to the above, I would also like to outline several other points that had been agreed to:

         1.       You will be a member of the Operating Committee.
         2.       You will be issued three weeks of vacation per year.
         3. You will receive a sign on bonus of $5,000 thirty days after you begin employment with us.
         4. 200,000 stock options will be made available to you at .75 per share. This will be Sandata stock. Vesting will occur per the following schedule:
                           1/3 after 1 year
                           1/3 after 2 years
                           1/3 after 3 years
                  You will have five years to exercise this group of stock options.
         5. A bonus plan will go into effect of which you will be a participant. This plan will allocate 15% of increases in pre-tax earnings to be made available on a yearly basis in the form of bonus.
         6. You will be eligible for relocation assistance. This will include, but not be limited to reimbursement of household moving expenses, house hunting trips for you and your family, temporary lodging expenses and cost of travel for you back and forth until you are permanently located here.
                  As previously discussed, it is understood that other unforseen expenses could occur and it is agreed that you will come forward with these issues so we may consider reimbursement.







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     John, I believe this letter summarizes all of the points that we have previously discussed. Please feel free to contact me with any questions that you may continue to have. It's understood that you will response to our offer no later than Friday, November 6, 1998.

All of us who met you here at National Medical Health Card are very eager to begin working with you. I will speak to you again soon.

Sincerely,

/s/ Richard F. Wilson
Richard F. Wilson
Human Resources Director